Exhibit 99.1

NSAV Announces the Formal Execution of a Letter of Intent to Acquire
Bella Vida Brands, Inc.

 Nov 07, 2014 (eTeligis.com via COMTEX) -- PORT JEFFERSON, NY, United States, via ETELIGIS INC., 11/07/2014 - - Net Savings Link, Inc. (OTC Pink: NSAV) (PINKSHEETS: NSAV), today has announced the formal execution of a Letter of Intent to acquire Bella Vida Brands, Inc., a firm with decades of deep roots in the Artisanal food and beverage/wellness/ and retail distribution space in the Northeastern portion of the U.S., and which is now expanding nationally.

Steven Baritz, the CEO of NSAV said, "Our due diligence evaluation of this firm was undertaken via a previously announced agreement by NSAV's new President, Leonard. F. Genovese, and the findings of the evaluation support the viability, sustainability, and projected earnings expectations that NSAV required in order to move to next steps in the acquisition of Bella Vida Brands, Inc." Mr. Baritz continued, "Bella Vida Brands is projected to show over $510,000 in sales for fiscal year ending 2014, and is projected to have expected sales of $1.5 - $1.7 Million in sales for fiscal year ending 2015."

NSAV's President, Mr. Leonard F. Genovese commented; "Bella Vida Brands brings a significant variety in Artisanal food and beverage products that has an established and growing track record of quality, deliverability, and market penetration." Mr. Genovese continued, "Their products are unique and of exceptional quality, and are imported from around the world to provide a product quality that has received rave reviews from major restaurants and distribution networks, including their introduction at prime events such as New York's City Hall, and related events."

Mr. Nicholas Dunn, the Sr. Director of Operations and Product Research for Bella Vida commented, "Bella Vida Brands is excited about the opportunity to merge into a public entity that has such an experienced management team, including Mr. Leonard F. Genovese of the Genovese drug store chain. We are confident that the merger of our two entities will provide enhanced distribution channels and market exposure for Bella Vida Brands, and the ability to raise capital as a public venue will enable Bella Vida to add significant inventory and brand exposure to the marketplace."

Steven Baritz, the CEO of NSAV said, "Fox Business News Small Business Center has provided researched input into the Artisanal food and beverage space, and their findings showed that Artisanal and specialty food sales have soared by 19.1% since 2011, according to the National Association for the Specialty Food Trade. Additionally, the research firm Packaged Facts reports that nearly 46% of U.S. Adults agree or strongly agree that they "like to eat food or beverage products with artisan appeal." Mr. Baritz continued, "Clearly, these findings from these reputable sources dovetail with our own due diligence evaluation of this space, and more particularly, with Bella Vida Brands as that partner for NSAV in that space." Baritz continued, "More press releases will be forthcoming as we close on this acquisition, which we expect to complete by year's end 2014."

Mr. Baritz and Mr. Genovese also further commented on a previous recent release regarding the removal of the DTC chill, "Growth and revenue opportunities like the one that is expected as a result of this Bella Vida merger will clearly require NSAV to have more exposure to the various brokerage markets available to shareholders and investors nationwide and internationally. Accordingly, NSAV is continuing to make one of its top priorities, the removal of the DTC chill that has existed, as referenced in a prior release, prior to the current management team's tenure on the Board." Baritz and Genovese jointly continued, "As mentioned in a prior release, we expect to commence the process to remove the chill as soon as certain self- imposed metrics are achieved in regard to capital availability and revenue expectations."

About Net Savings Link, Inc.

Net Savings Link, Inc. owns and operates a wholly owned subsidiary, Global Distribution Corporation, a distribution company that markets and distributes products in varying industries including the supplement, wellness and natural remedies markets. People interested in learning more about Global Distribution should check back with the company at its website, www.Globaldistributioncorp.net .

About Bella Vida Brands, Inc.

Bella Vida Brands has decades of experience in the Artisanal food and beverage industry, and they import the most unique products from around the world in order to find the highest quality food manufacturers and products that other companies can't compete with. They have an extensive line of products from Italy, and they bring rapid delivery across all of their product lines. Their sourcing capability is in continual expansion mode, providing a continual growth model to keep their products relevant with market needs and trends. Anyone interested in more information on Bella Vida Brands can visit their website at www.Bellavidabrands.com

DISCLAIMER:

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT:

David Pecoraro,

Shareholder Relations Director

Email: DavidPecoraro@rocketmail.com

Tel : 814-418-6648

SOURCE: Net Savings Link, Inc.